Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in post-effective amendment no. 1 to the registration statement on Form S-1 and the related prospectus of ReWalk Robotics Ltd. for the registration of ordinary shares, par value NIS 0.01 per share, and to the incorporation by reference therein of our report dated February 17, 2017, with respect to the consolidated financial statements of ReWalk Robotics Ltd. and its subsidiaries included in ReWalk Robotics Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Haifa, Israel	KOST, FORER, GABBAY & KASIERER
November 6, 2017	A Member of EY Global